UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GAMMA PHARMACEUTICALS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAMMA PHARMACEUTICALS INC.

7477 W. Lake Mead Blvd., Suite 170

Las Vegas, Nevada 89128

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 9, 2008

Dear Gamma Pharmaceuticals Inc. Stockholders:

You are cordially invited to attend the Annual Meeting of stockholders of Gamma Pharmaceuticals Inc., a Delaware corporation, (“Gamma”) to be held on May 9, 2008, at 11:00 a.m., local time, at 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada 89119. At the Annual Meeting, you will be asked to consider and vote on the following proposals:

1.	To elect a new Board of Directors for Gamma to hold office until the next annual meeting, (the current nominations are for Peter Cunningham, Joseph Cunningham, and Hao Zhang);
2.

To amend and restate the Company's Certificate of Incorporation to (i) increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 20,000,000 shares to 100,000,000 shares and to (ii) increase the number of authorized shares of the Company’s preferred stock, par value $0.001 per share, from 500,000 to 2,000,000 shares;

3.	To reaffirm the appointment of LL Bradford & Company, LLC as Gamma’s independent auditors for the next year; and
4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during normal business hours at Gamma's Executive offices at 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128 for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

/s/Peter Cunningham

                                                                                                            Peter Cunningham

Chief Executive Officer

Las Vegas, Nevada

April 29, 2008

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and mailing the enclosed proxy will save Gamma the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

GAMMA PHARMACEUTICALS INC.

7477 W. Lake Mead Blvd., Suite 170

Las Vegas, Nevada 89127

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 9, 2008

This statement is furnished in connection with the solicitation by the Board of Directors of Gamma Pharmaceuticals Inc. (hereinafter “Gamma” or the “Company”) of proxies in the accompanying form for the Annual Meeting of Stockholders to be held on May 9, 2008 at 11:00 a.m. and at any adjournment thereof.

This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 29, 2008.

If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

Solicitation of proxies will be made by mail and by Gamma’s Chairman, Peter Cunningham. Gamma will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 18, 2008, the record date for the Annual Meeting, Gamma had outstanding and entitled to vote 15,603,635 shares of Common Stock. Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of Gamma's stockholders. Only stockholders of record at the close of business on March 18, 2008 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of Gamma’s stock entitled to vote shall constitute a quorum for the transaction of business. A majority of the votes properly cast upon any question by the stockholders attending the meeting, in person or by proxy, shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of Directors or any other proposal and accordingly will have no effect.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

PROPOSAL 1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the 2007 Annual Meeting of Stockholders, a Board of Directors consisting of three members will be elected, each director to hold office until the next Annual Meeting of stockholders, or a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Our Board of Directors has nominated for election all three of the current members of the Board of Directors. The current nominations are for Peter Cunningham, Joseph Cunningham and Hao Zhang. The nominees have consented to their nomination to the Board of Directors, and will serve if elected. However, if the nominees should become unavailable for election, the accompanying proxy will be voted in favor of holding a vacancy to be filled by our current Directors. Gamma has no reason to believe that Mr. Peter Cunningham, Mr. Joseph Cunningham or Mr. Zhang will be unavailable to serve as Directors.

The following information is provided regarding the nominees for election to the Board of Directors.

Name	Age	Title	Term
Peter Cunningham	52	CEO, Secretary and Chairman	Since April 7, 2006
Joseph Cunningham	46	CFO, Treasurer and Director	Since April 7, 2006
Hao Zhang	32	Chief Marketing Officer and Director	Since April 7, 2006

Mr. Peter Cunningham, is the Chief Executive Officer, President, Secretary and has been the Chairman of Gamma's Board of Directors since April 2006. Mr. Peter Cunningham is a Senior Executive with extensive experience in the international pharmaceutical industry. Mr. Cunningham has worked for approximately 10 years in the pharmaceutical industry and an additional 10 years consulting to the pharmaceutical industry, with some of the best known companies in the pharmaceutical industry, including Glaxo Smith Kline, Bristol Myers Squibb, Baxter, Becton Dickinson, Novartis & Roche, and most recently, AXM. Mr. Cunningham's consulting practice was established as a joint venture with Coopers & Lybrand (PriceWaterhouse Coopers). Products Mr. Cunningham has launched, developed or marketed worldwide generate more than US$ 800 million in sales annually. Mr. Peter Cunningham has an MBA from George Washington University and an undergraduate degree in Sociology from the State University of New York. Mr. Peter Cunningham is the brother of Joseph Cunningham, a Director and our Chief Financial Officer.

Mr. Joseph Cunningham, is the Chief Financial Officer, Treasurer and has been a Director of Gamma since April 2006. Mr. Joseph Cunningham is an expert in financial management, corporate control, banking, fund raising, strategic planning and business start-up. Mr. Cunningham is a trained economist and former think-tank practitioner. He is also an Investment Banker and has originated and executed more than US$ 5.0 billion in deals in Asia, from his former offices in Singapore and London. His most recent experience is with Amaroq Capital LLC, a merchant bank focused on Asian Healthcare. Mr. Cunningham has an international MBA from Thunderbird, the Garvin School of International Management, and an undergraduate degree in Economic and Business Administration from Northeastern University, Boston Massachusetts. Mr. Joseph Cunningham is the brother of Peter Cunningham, our Chairman and our Chief Executive Officer.

Mr. Hao Zhang, is the Chief Marketing Officer and has been a Director of Gamma since April 2006. Mr. Zhang is a senior executive with significant experience and success in the pharmaceutical and personal care products industries. Mr. Zhang has worked for approximately 10 years in consulting, with some of the best-known companies in the World, including Pfizer, Roche, Johnson & Johnson, GE, GSK, and Bayer. The products he worked on generate approximately US$ 200 million/in sales annually in China. In 2004, the Ogilvy Group acquired his consulting firm in Beijing ZZAD. Mr. Zhang has a PHD in electrical engineering from the University of British Columbia.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the three nominees identified above. Gamma expects each nominee to be able to serve if elected, but if any nominee notifies Gamma before this meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Director Independence

The Board of Directors have not made the determination if any of its Directors are considered independent directors in accordance with the director independence standards of the American Stock Exchange; however, each Director is also an Officer, therefore, as of the date of this filing, each director should be considered as non-independent.

Corporate Governance

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our Board of Directors perform some of the functions associated with a Nominating Committee. Our board of directors intends to establish such a committee in the near future.

Director Nomination Procedures

Generally, nominees for Directors are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. In selecting a nominee for director, the Board or management considers the following criteria:

1.

whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; managerial experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of the Company;

2.

whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a similar organization, including industry groups, universities or governmental organizations;

3.

whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to the Company’s current or future business, will add specific value as a Board member; and

4.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his service.

The Board or management has not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather the Board or management will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each such criterion and make a determination regarding whether a candidate should be recommended to the stockholders for election as a director. During 2007, the Company received no recommendation for Directors from its stockholders.

The Company will consider for inclusion in its nominations of new Board of Director nominees proposed by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year. Board candidates referred by such stockholders will be considered on the same basis as Board candidates referred from other sources. Any stockholder who wishes to recommend for the Company’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128.

Audit Committee and Financial Expert

Name	Term
Joseph Cunningham, Chairman	Since April 2006
Hao Zhang, Member	Since April 2006

The Audit Committee is responsible for, among other things:

•	Quarterly and annual consolidated financial statements and financial information filed with the SEC;
•	System of internal controls;
•	Financial accounting principles and policies;
•	Internal and external audit processes; and
•	Regulatory compliance programs.

The committee meets periodically to consider the adequacy of our internal controls and financial reporting process. It also discusses these matters with our independent auditors and with appropriate financial personnel employed by the Company. The committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements are filed with the SEC.

The committee has the sole authority to retain and dismiss our independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

A copy of the audit committee charter was attached as an exhibit to our Form 10-KSB filed on July 6, 2007.

Audit Committee Report

Report of the Audit Committee

July 2, 2007

To the Board of Directors of Gamma Pharmaceuticals Inc (“Gamma”)

Gamma’s Audit Committee consists of Directors who, in the business judgment of the Board of Directors, are capable and financially competent to sit on this committee. In addition, in the business judgment of the Board of Directors, Joseph Cunningham, Chairman of the Audit Committee, has accounting or related financial management and has been designated by the Board of Directors as an “audit committee financial expert”. We operate under a written charter, a copy of which is available as an exhibit to our Annual Report on Form 10-KSB. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

Gamma’s management is responsible for preparing Gamma’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. The Audit Committee is not providing any expert or special assurance as to Gamma’s financial statements or any professional certification as to the principal independent accountants’ work.

We have reviewed and discussed the consolidated financial statements of Gamma and its subsidiaries to be set forth in Gamma’s 2007 Annual Report on Form 10-KSB and at Item 7 of Gamma’s Annual Report on Form 10-KSB for the year ended March 31, 2007 with management of Gamma and LL Bradford & Company, independent public accountants for Gamma.

We have discussed with LL Bradford & Company the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from LL Bradford & Company required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with LL Bradford & Company its relationship with Gamma.

Based on the review and discussions with management of Gamma and LL Bradford & Company referred to above, we recommend to the Board of Directors that Gamma publish the consolidated financial statements of Gamma Pharmaceuticals Inc and subsidiaries for the year ended March 31, 2007 in Gamma’s Annual Report on Form 10-KSB for the year ended March 31, 2007.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that Gamma’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Gamma’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of Gamma’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

Joseph Cunningham, Chairman
Hao Zhang, Member

Compensation Committee

Name	Term
Peter Cunningham, Chairman	Since April 2006
Hao Zhang, Member	Since April 2006

The Compensation Committee is responsible for setting executive compensation, for making recommendations to the full Board of Directors concerning Director compensation and for general oversight of the compensation and benefit programs for other employees.

A copy of the compensation committee charter was attached as an exhibit to our Form 10-KSB filed on July 6, 2007.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Corporation at 7477 W. Lake Mead Blvd., Suite 110, Las Vegas, NV 89127. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct and Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

On September 1, 2006, we adopted a Code of Ethics for Directors and a Code of Ethics for the Chairman, Chief Executive Officer, and Senior Financial Officers. Copies of the Code of Ethics for Directors and Code of Ethics for the Chairman, Chief Executive Officer, and Senior Financial Officers were attached as Exhibits A and B to the proxy filed with the SEC on February 13, 2007.

Executive Compensation

The following table sets forth the cash compensation of the Company’s executive officers during the last fiscal year of the Company. The remuneration described in the table does not include the cost of the Company of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individuals that are extended in connection with the conduct of the Company’s business.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Fiscal Year Ended March 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Nonqualified Deferred Compen-sation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
Peter Cunningham,
CEO/Director (1)	2007	$122,603(2)	-0-	$375,000	-0-	-0-	-0-	-0-	$497,603

Joseph Cunningham,
CFO/Director (1)	2007	$117,699 (2)	-0-	$375,000	-0-	-0-	-0-	-0-	$492,699

Hao Zhang,
Chief Marketing Officer/ Director (1)	2007	$112,795 (2)	-0-	$375,000	-0-	-0-	-0-	-0-	$487,795

Allen Campbell,
Former President (5) (6)	2006	$18,000	$40,000 (3)	$53,000	$53,750 (4)	-0-	-0-	-0-	$164,750

(1)	Messrs. Peter Cunningham, Joseph Cunningham and Hao Zhang became officers and directors of the Company in April of 2006.
(2)	Management has agreed to accrue or partially accrue the salaries until the Company has raised sufficient capital or generate sufficient revenue through operations to make such payments.
(3)	Mr. Campbell received a cash bonus of $35,000 as consideration for his work in consummating the Technology Transfer Agreement on behalf of the Company, and an additional $5,000 due diligence fee.
(4)	Mr. Campbell received a stock grant of 4,300 (pre 18 for 1 stock dividend) shares valued at $12.50 per share.
(5)	Former President of the Company as of April 2006.
(6)

Pursuant to the Letter Agreement dated April 7, 2006, Mr. Campbell was entitled to receive, after the planned 18 for 1 stock dividend, 20,000 shares of our common stock for past services to the Company.

Employment Agreements

On April 7, 2006, Gamma executed five-year Employment Agreements with Mr. Peter Cunningham, as Chairman of the Board of Directors, CEO and corporate Secretary, Mr. Joseph Cunningham, as Director and CFO and Mr. Hao Zhang, as Director and CMO and on August 31, 2007, all three Employment Agreements were amended.

Peter Cunningham

Pursuant to the April 7, 2006 Employment Agreement, Gamma agreed to compensate Mr. Peter Cunningham with a salary of $125,000 per year for his services. In addition, Mr. Peter Cunningham was entitled to receive stock options and other forms of incentive compensation. Mr. Peter Cunningham was also entitled to health insurance and such other bonus and incentives as the Board of Directors, in its discretion, should authorize.

On August 31, 2007, we executed a New Employment Agreement with Mr. Peter Cunningham, wherein Mr. Peter Cunningham agreed to continue to serve as the Company's Chief Executive Officer. The term of the agreement commenced on August 31, 2007 and will terminate on August 31, 2012; provided that the term shall automatically renew for successive five-year periods unless either party notifies the other in writing at least 60 days prior to the otherwise scheduled expiration of the agreement that such term of employment shall not so renew. We agreed to pay Mr. Peter Cunningham a base salary of $160,000 annually (payable in semi-monthly installments). Mr. Peter Cunningham's base salary shall be increased each April 1 during the term of employment in an amount at least equal to the percentage increase in the Consumer Price Index – All Urban Areas ("CPI") issued by the U.S.

Department of Labor, Bureau of Labor Statistics, for the preceding calendar year. In addition to Mr. Peter Cunningham's base salary we agreed to pay him variable compensation for each quarter of each year during the term of employment in amounts determined in accordance with the terms and provisions of the Compensation Pool Plan (described below). Additionally, Mr. Peter Cunningham will be entitled to participate in any stock option program, stock compensation program and employee benefit plans.

Joseph Cunningham

Pursuant to the April 7, 2006 Employment Agreement, Gamma agreed to compensate Mr. Joseph Cunningham a salary of $120,000 per year for his services. In addition, Mr. Joseph Cunningham was entitled to receive stock options and other forms of incentive compensation. Mr. Joseph Cunningham was also entitled to health insurance and such other bonus and incentives as the Board of Directors, in its discretion, should authorize.

On August 31, 2007, we executed a New Employment Agreement with Mr. Joseph Cunningham, wherein Mr. Joseph Cunningham agreed to continue to serve as the Company's Chief Financial Officer. The term of the agreement commenced on August 31, 2007 and will terminate on August 31, 2012; provided that the term shall automatically renew for successive five-year periods unless either party notifies the other in writing at least 60 days prior to the otherwise scheduled expiration of the agreement that such term of employment shall not so renew. We agreed to pay Mr. Joseph Cunningham a base salary of $150,000 annually (payable in semi-monthly installments). Mr. Joseph Cunningham's base salary shall be increased each April 1 during the term of employment in an amount at least equal to the percentage increase in the Consumer Price Index – All Urban Areas ("CPI") issued by the U.S. Department of Labor, Bureau of Labor Statistics, for the preceding calendar year. In addition to Mr. Joseph Cunningham's base salary we agreed to pay him variable compensation for each quarter of each year during the term of employment in amounts determined in accordance with the terms and provisions of the Compensation Pool Plan (described below). Additionally, Mr. Joseph Cunningham will be entitled to participate in any stock option program, stock compensation program and employee benefit plans.

Hao Zhang

Pursuant to the April 7, 2006 Employment Agreement, Gamma agreed to compensate Mr. Hao Zhang a salary of $115,000 per year for his services. In addition, Mr. Zhang was entitled to receive stock options and other forms of incentive compensation. Mr. Zhang was also entitled to health insurance and such other bonus and incentives as the Board of Directors, in its discretion, should authorize.

On August 31, 2007, we executed an Employment Agreement with Hao Zhang, wherein Mr. Zhang agreed to serve as the Company's Chief Marketing Officer. The term of the agreement commenced on August 31, 2007 and will terminate on August 31, 2012; provided that the term shall automatically renew for successive five-year periods unless either party notifies the other in writing at least 60 days prior to the otherwise scheduled expiration of the agreement that such term of employment shall not so renew. We agreed to pay Mr. Zhang a base salary of $150,000 annually (payable in semi-monthly installments). Mr. Zhang's base salary shall be increased each April 1 during the term of employment in an amount at least equal to the percentage increase in the Consumer Price Index – All Urban Areas ("CPI") issued by the U.S. Department of Labor, Bureau of Labor Statistics, for the preceding calendar year. In addition to Mr. Zhang's base salary we agreed to pay him variable compensation for each quarter of each year during the term of employment in amounts determined in accordance with the terms and provisions of the Compensation Pool Plan (described below). Additionally, Mr. Zhang's will be entitled to participate in any stock option program, stock compensation program and employee benefit plans.

Executive Variable Compensation Pool Plan

On August 30, 2007, we established an Executive Variable Compensation Pool Plan ("Plan"). The Plan will be administered by the Chief Executive Officer, Peter Cunningham. Currently, the employees eligible to participate in the Plan are Peter Cunningham, Chief Executive Officer, Joseph Cunningham, Chief Financial Officer, and Hao Zhang, Chief Marketing Officer (collectively "Participants") and will eligible to participate for as long as they remain employees of the Company. In addition, the CEO may from time to time, in his sole discretion, designate additional Employees as eligible to participate in the Plan for a particular fiscal quarter. If a Participate is promoted or demoted during a particular fiscal quarter, the CEO may, in his sole discretion, elect to adjust the Participant's award percentage for such fiscal quarter. Beginning with the fiscal quarter ended on September 30, 2007, a Participant's unvested variable compensation pool award for each fiscal quarter, if any, shall be calculated by multiplying the variable compensation pool for such fiscal quarter, if any by his award percentage for such fiscal quarter. The eligible employees shall receive at a minimum 15% each of the Participant's unvested variable compensation pool award for each fiscal quarter. The maximum award amounts vary per quarter and in some quarters are based on a percentage of net revenue. At the end of each quarter the CEO will determine the amount of the award and whether it will be paid in cash or shares of common stock. If a change in control occurs during a fiscal quarter, the variable compensation pool applicable to the Participants for such fiscal quarter and each subsequent fiscal quarter during which one or more of the Participants remains a Participant shall not be less than two percent (2%) of the net revenue for the applicable fiscal quarter. A copy of the Plan was attached as Exhibit 10.12 to our Form 10-QSB filed on November 14, 2007.

Compensation Committee Report

Report of the Compensation Committee

March 31 2007

To the Board of Directors of Gamma Pharmaceuticals Inc (“Gamma”)

The Compensation Committee of the board of directors (the Committee) has furnished the following report on executive compensation paid or awarded to executive officers for fiscal year-end March 31, 2007 and for calendar year end December 31, 2006:

The Committee determines compensation for the executive officers of the company. The Committee consists of two members of the Board, meets on a scheduled basis and reports its activities to the Board. A copy of the Committee’s Charter can be obtained from our corporate headquarters.

To assist it in administration of the company’s executive compensation program, the Committee has authority to retain independent experts and advisors. In 2007, the Committee did not retain an independent consultant to advise it on market practices relating to compensation.

Compensation Strategy and Components

The goal of the Company’s executive compensation program is to attract, motivate and retain the executives who are critical to the company’s success, while holding them accountable for their own and for the company’s performance. The total value of compensation delivered to executive officers is highly variable, based on such performance. The components of compensation are designed to align executive interests with those of stockholders. Those components are as follows:

Compensation consisted of two components: base salary and stock bonuses.

Base salary is primarily determined by competitive pay and individual job performance. The Committee’s strategy is to target base salary generally at a level below the market median, in order to weight total compensation toward the performance-based components described below. Competitive pay practices are determined from the best available information (including compensation surveys, proxy-statement disclosures and the advice of the Committee’s independent compensation consultant) about a group of comparator companies. All in this comparator group are pharmaceutical companies operating in either the OTC market space or specify selling vitamin and nutriceuticals, many of which are included in our January 2007 Valuation Analysis.

Performance bonuses are used to bring the executive officers’ total cash compensation to targeted levels. Total cash compensation is targeted at a level commensurate with the company’s relative performance versus its competitors, as well as the individual’s contribution to that performance.

If the company performs better than competitor companies on identified performance measures, the Committee will generally target total cash compensation for executive officers that is higher than the market median. If the company’s performance is below that of competitor companies, then total cash compensation will be targeted at below the market median.

Performance Measures and Decision-Making Process for 2006

The Committee set base salaries for executive officers for 2006 in April 2006, with payment beginning in April 7, 2006. The Committee made bonus and long-term compensation awards in January 2007 based on calendar year, 2006 performance.

The performance measures used by the Committee in determining executive compensation for 2006 were:

•	The company’s progress toward its strategic goals.

To make its decisions on executive compensation, the Committee reviewed in detail the performance measures above. The Committee also reviewed the total compensation and benefits of the executive officers and considered the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO provided the entire board of directors with an assessment of his own performance with respect to the performance measures listed above, which the board considered in its assessment of his performance for 2006. The CEO reviewed the performance of the other executive officers (except the Chairman) with the Committee and made recommendations regarding the components of their compensation.

Before making its compensation decisions, the Committee discussed levels of compensation for the Chairman, the CEO and the other executive officers with the full board of directors in an executive session attended solely by the independent directors.

Determination of Officer Compensation

In 2006, Gamma reached its strategic objectives for corporate and business development. Gamma improved its product and technology positions with new industry-leading product offerings and strengthened its relationships with potential customers. Gamma successfully undertook a private placement for equity capital and assembled the necessary commercial components and personal to drive our business forward in the years to come. Our objectives were completed under an intense budgetary constraints and with just three full time employees (the Officers).

Taking into account the company’s performance, both absolute and relative to competition and the development stage of the Company, and the executive officers’ contributions to that performance, the Committee set its targeted compensation levels so as to be commensurate with that relative performance. The Committee made the following determinations for 2006/07 with respect to each component of compensation for the executive officers:

Base Salary—In keeping with its strategy, the Committee’s base salary decisions for 2006 were generally intended to provide salaries lower than what the officers had previously earn in other similar employment positions. The base salaries are to remain as per the individual employment agreement until otherwise decided by the Board.

Performance Bonus— The Committee granted an annual performance awards of 500,000 shares of the Company’s common stock to each of the three officers in January.

Submitted by the members of the Compensation Committee of the Board of Directors.

Peter Cunningham, Chairman
Hao Zhang, Member

Director Compensation

Directors currently do not receive any cash compensation for serving on the Board of Directors, or for any other services rendered to the Company in their capacity as a director of the Company, but are reimbursed for expenses they incur in connection with their attendance. The Company had adopted a 1993 Stock Plan, under which its four (4) former Directors were entitled to and did receive stock options. In connection with the effectiveness of the Technology Transfer Agreement and the Employment Agreement with New Management, four (4) outgoing directors had their options cancelled and replaced by stock grants. Such former directors received the following number of newly issued shares of Company common stock (prior to the 18 for 1 stock dividend): Allen Campbell - 4,300 shares; Jerry Jarrell - 2,000 shares; Lawrence Cottingham - 1,500 shares; and Dermot Butler - 1,500 shares. Mr. Campbell and Mr. Jarrell will continue to serve as members of the Company's advisory board. The 1993 Stock Option Plan has expired. New Management expects to recommend the adoption by the stockholders of a new stock plan which would allow for the issuance of incentive and non-qualified stock options to officers and directors.

Certain Relationships and Related Transactions

On November 10, 2006, Gamma Pharmaceuticals (HK) Ltd. (“Gamma HK”), our wholly owned subsidiary, purchased $8,547 in inventory for our IceDrops product line. The purchase of inventory is for our China-based operation. This purchase was undertaken pursuant to our August 25, 2006 agreement between Parco Sino-Can Sci-tech (Beijing) Inc. (“Parco”), and Gamma HK. Parco is 100% owned by our Chief Marketing Officer and Director, Mr. Hao Zhang. Parco undertakes the implementation and execution of our marketing and operational activities in China that fall outside the legal perimeters of what our Representative Office may undertake. This arrangement will likely be superseded should Gamma HK convert its China Representative Office into a Wholly Foreign Owned Enterprise (“WFOE”) pursuant to the commercial laws of China.

As of March 31, 2007 and 2006, we owed a total of $24,378 and $0, respectively, to the officers of the Company for reimbursement of expenses.

As of March 31, 2007 and 2006, we owed a total of $233,152 and $0, respectively, to the officers of the Company for accrued salaries.

Purchase of Intellectual Property from Peter Cunningham

On May 4, 2007, we purchased intellectual property from Peter Cunningham, an officer and director of the Company for $17,000. Additionally, Mr. Cunningham will be eligible to participate in any additional management compensation structure.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information, to the best of our knowledge, about the ownership of our common stock on March 19, 2008 relating to those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers. The percentage of beneficial ownership for the following table is based on 15,603,635 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after March 19, 2008 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
Peter Cunningham, CEO and Chairman 2225 Angelfire Street Las Vegas, NV 89128	5,309,659 (3)	34%
Joseph Cunningham, CFO and Director 18 Pheasant Lane North Oaks, MN 55127	3,197,477 (4)	20%

Hao Zhang, Chief Marketing Officer and Director S-052 16th Building 3rd District, An huaxili Chaoyang District Beijing, PR China	1,993,346 (5)	13%
All Directors & Officers as a Group	10,500,482	67%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to Common Stock (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Rounded to the nearest whole percentage.
(3)	The 5,309,659 shares include 560,000 shares gifted by Mr. Peter Cunningham to his wife and children.
(4)	The 3,197,477 shares include 417,000 shares gifted by Mr. Joseph Cunningham to his wife and children.
(5)	The 1,993,346 shares include 400,000 shares gifted by Mr. Hao Zhang to his wife.

Section 16(a) Beneficial Owner Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors, and persons who beneficially own more than ten percent of an issuer's common stock, which has been registered under Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with the SEC.

As a company with securities registered under Section 15(d) of the Exchange Act, our executive officers and directors, and persons who beneficially own more than ten percent of our common stock are not required to file Section 16(a) reports.

PROPOSAL 2. AMENDMENT TO CERTIFICATE OF CORPORATION TO INCREASE CAPITALIZATION

The Board of Directors has adopted, subject to stockholders' approval, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 100,000,000 shares and to increase the number of authorized shares of Preferred Stock from 500,000 to 2,000,000 shares, for the reasons discussed below.

The Company currently has 20,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 15,603,635 shares were outstanding on March 19, 2008 and 8,294,395 shares are reserved for issuance upon the exercise of outstanding warrants. The number shares of common stock we are required to issue upon the exercise of warrants is more shares of common stock than are currently authorized.

Additionally, the Company currently has 500,000 authorized shares of Preferred Stock, par value $0.001 per share, of which 0 shares were outstanding on March 19, 2008. The Board of Directors is authorized, without stockholder approval, to issue preferred shares on the terms that the Board of Directors determines in its discretion. For example, the Board of Directors will be able to determine the voting rights, dividend or distribution rate, dates for payment of dividends or distributions, whether dividends are cumulative, that is, whether dividends must first be paid on outstanding preferred shares that are issued before common share dividends are paid, liquidation prices, redemption rights and prices, any sinking fund requirements, any conversion rights and any restrictions on the issuance of any series of preferred shares.

At this current time, the Company does not have any plans, commitments, proposals, arrangements, understandings or agreements, either oral or written, to issue any of the newly available shares of common stock and preferred stock and the authorization of the common stock and preferred stock is not in response to any takeover attempt or any other expression of interest indicated by a third party.

The Board of Directors believe the increase in the authorized shares of common and preferred stock will provide the Company greater flexibility with respect to its capital structure for such purposes as additional equity financing.

If the increase in common and preferred stock is approved by the stockholders our Certificate of Incorporation will have to be amended and filed with the Delaware Secretary of State in order to make the increase in common and preferred stock effective. A copy of the proposed amendment to the Certificate of Incorporation is attached to this Proxy Statement as Appendix "A".

The proposed amendment reads as follows:

A. Article IV. shall be deleted in its entirety and the following inserted in lieu thereof:

Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,000,000 shares of Common Stock of $0.001 par value and 2,000,000 shares of Preferred Stock of $0.001 par value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL 3. REAFFIRM THE APPOINTMENT OF LL BRADFORD & COMPANY, LLC AS AUDITORS FOR THE NEXT YEAR

Our Board of Directors has selected LL Bradford & Company, LLC, Certified Public Accountants to serve as Gamma’s independent auditor for the current fiscal year, and the Board is asking stockholders to reaffirm that selection. Although current law, rules and regulations require Gamma’s independent auditor to be engaged, retained and supervised by the Board of Directors, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of LL Bradford & Company, LLC for reaffirmation by stockholders as a matter of good corporate practice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAFFIRMATION OF LL BRADFORD & COMPANY, LLC AS AUDITORS FOR THE NEXT YEAR.

Independent Public Accountants

LL Bradford & Company, LLC served as Gamma’s principal independent public accountants for fiscal year 2006. Representatives from that firm will not be present at the meeting of stockholders. Therefore, they will not be making a statement and will not be available to respond to any questions.

Aggregate fees billed to Gamma for the year ending March 31, 2006 by LL Bradford & Company, LLC were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by LL Bradford & Company, LLC, for the audit of our annual financial statements and review of the financial statements included in our Form 10-QSB or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for fiscal years ended March 31, 2007 and March 31, 2006 were $20,550 and $12,500, respectively.

Audit-Related Fees

The aggregate fees billed by LL Bradford & Company, LLC for professional services rendered for audit related for fiscal years ended March 31, 2007 and March 31, 2006 were $-0- and $-0-.

Tax Fees

There were -0- and $800 fees billed by LL Bradford & Company, LLC for professional services to be rendered for tax fees for fiscal years ended March 31, 2007 and March 31, 2006.

All Other Fees

There were no other fees to be billed by LL Bradford & Company, LLC for the fiscal years ended March 31, 2007 and 2006 other than the fees described above.

Audit Committee Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. On at least a quarterly basis, the Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions on a quarterly basis.

OTHER MATTERS

As of the date of this statement our management knows of no business to be presented to the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any stockholder proposal about which Gamma did not receive timely notice.

Expenses of Proxy Solicitation

The principal solicitation of proxies will be made by mail. Expense of distributing this Proxy Statement to Stockholders, which may include reimbursement to banks, brokers and other custodians for their expenses in forwarding this Proxy Statement, will be borne exclusively by Gamma.

Annual Report

A copy of the 2007 Form 10-KSB report as required to be filed with the Securities and Exchange Commission, excluding exhibits, is attached hereto and will be mailed to stockholders without charge upon written request to: Peter Cunningham, President, Gamma Pharmaceuticals Inc., 7477 W. Lake Mead, Suite 170, Las Vegas, Nevada 89128. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Common Stock of Gamma on March 17, 2008. Exhibits to the Form 10-KSB will be mailed upon similar request and payment of specified fees. The 2006 Form 10-KSB is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2008 Annual Meeting must be received by Gamma by August 29, 2008. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail -- return receipt requested. Stockholders who intend to present a proposal at the 2007 Annual Meeting without including such proposal in Gamma’s proxy statement must provide Gamma notice of such proposal no later than October 15, 2008. Gamma reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

/s/Peter Cunningham

                                                                                             Peter Cunningham,

Chairman

Las Vegas, Nevada

April 29, 2008

GAMMA PHARMACEUTICALS INC.

PROXY

Annual Meeting of Stockholders

May 9, 2008

The undersigned appoints Peter Cunningham, Chairman of Gamma Pharmaceuticals Inc., with full power of substitution, the attorney and proxy of the undersigned, to attend the Annual Meeting of stockholders of Gamma Pharmaceuticals Inc., to be held May 9, 2008, beginning at 11:00 a.m., Local Time, at 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada 89119 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to Stockholders dated April 29, 2008, a copy of which has been received by the undersigned, as follows:

1. Election of Director Nominees:
	FOR	AGAINST	ABSTAIN
Peter Cunningham	☐	☐	☐
Joseph Cunningham	☐	☐	☐
Hao Zhang	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Proposal to reaffirm the appointment of LL Bradford & Company, LLC as auditors for the next year.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Date ___________________________, 2008	Number of Shares ________________

Please sign exactly as

your name appears on

your stock certificate(s).
If your stock is issued in	Signature

the names of two or more                                                                                                  Print Name Here:

persons, all of them must

sign this proxy. If signing
in representative capacity,	Signature
please indicate your title.	Print Name Here:

PLEASE SIGN AND RETURN THIS PROXY PRIOR TO MAY 7, 2008.

Mail To: Gamma Pharmaceuticals Inc.,

7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128

Appendix A

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

In accordance with Section 242.

Gamma Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:           That at the meeting of the Board of Directors of Gamma Pharmaceuticals Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation, declaring said amendments to be advisable and calling for submission to the stockholders of said corporation of a written consent approving such amendments. The resolutions setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,000,000 shares of Common Stock of $0.001 par value and 2,000,000 shares of Preferred Stock of $0.001 par value.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Peter Cunningham, an Authorized Officer, this ___ day of May, AD 2008.

SIGNED: _____________________

Peter Cunningham,
Chief Executive Officer